EXHIBIT 21.1

                 List of Subsidiaries of InfoSearch Media, Inc.

Set forth below is a list of each of the subsidiaries of InfoSearch Media, Inc. (other than subsidiaries whose names have been omitted in accordance with Regulation S-B Item 601(b)(21)) and their respective jurisdictions of organization.

Name of Subsidiary                             Jurisdiction of Organization
------------------                             ----------------------------

Trafficlogic Acquisition Corp.                 Delaware
Answerbag, Inc.                                California